EXHIBIT 99.1
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Q2 2006 Ironclad Performance Wear Earnings Conference Call
August 15, 2006
C: Ed Jaeger; Ironclad Performance Wear Corporation; President and CEO
C: Tom Walsh; Ironclad Performance Wear Corporation; CFO
P: Anne Rakunas; Integrated Corporate Relations; IR
P: Steve Hanks; Investor
P: Kevin Hinyub; Investor
P: Charles Carnegie; Context Capital Management; Analyst
P: Steve Lazuka;; Investor
P: Operator;

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Operator: Good day everyone, and welcome to the Ironclad Performance Wear Second
Quarter 2006 Earnings Conference Call. Today's call is being recorded. At this time I would like to turn the call over to Miss Anne Rakunas from ICR. Please go ahead, ma'am.

Anne Rakunas: Thank you, Operator, and welcome everyone to the Ironclad Second Quarter 2006 Earnings Conference Call and webcast. By now, everyone should have a copy of the press release that went out yesterday, August 14th after market close. If you have not received a release, it has also been posted to the Ironclad website at www.ironclad.com.

Before we begin today, we'd like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. The following prepared remarks contain forward-looking statements and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance and therefore undue reliance should not be placed upon them.

For a more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements we refer you to Ironclad's recent 10-Q filed with the Securities and Exchange Commission on August 14th, 2006.

Now, I would like to introduce the speakers and the topics for today's call. Ed Jaeger, President and CEO of Ironclad Performance Wear Corporation will discuss key highlights of the quarter's results as well as the company's strengths and strategy for growth. Then Tom Walsh, Chief Financial Officer will go through the financial results for the quarter and discuss the company's outlook for the remainder of 2006. Ed will then finish the call with some closing remarks. And I would now like to turn the call over to Ed Jaeger.


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Ed Jaeger: Thank you, Anne. Good morning everyone,  and thank you for joining us today on Ironclad's inaugural earning conference call. This is a very exciting quarter for us as we finalized our fund raising in May, placing 9.67 million shares with institutional investors and high net worth individuals and raising $6.1 million in net proceeds for the company. We now have the financial capital necessary to leverage our strengths in product design, customer satisfaction and retail relationships to build a platform for growth in the second half of this year and beyond.

We've also added depth and expertise to our management team and board providing the experience to support our successful growth. In May Tom Walsh joined us as our new Executive Vice President and CFO. In addition, Kent Pachl was promoted to Executive VP of Sales and Marketing. Scott Jarus also joined us at the board level.

Ironclad is recognized as the innovator and market leader for gloves in the work wear segment. While focusing on maintaining that leadership position we continue to execute on our growth strategy of increasing our leadership position with gloves and expanding into high performance apparel.

First, we are building upon our customer base among specialty retailers, Big Box home centers and hardware and industrial suppliers, and gaining greater and broader acceptance in our existing market segments as well as new ones. We are also making inroads into new markets including the military and other government services. Secondly, we are leveraging the brand equity we have built in glove into high-performance apparel and seen existing glove customers place apparel orders.

And lastly, we expect to expand further into the international markets during the latter half of 2006. As we indicated in yesterday's press release, we achieved solid sales growth of 9.9% during the quarter, and I am pleased with this result, as I feel that it's important to let you know that these results came without the full benefit of the fund raising which came in the middle half of the second quarter.

Our core glove line including the general utility, heavy utility and the box handler are doing extremely well with Big Box retailer orders increasing. Sales in the Midwest are still the strongest although we are happy to say of sales in Southern California, where the company is located, are picking up. Sales in -- this growth in sales are the result of both new channels of distribution as well as higher sales with existing channels.

Now I'd like to speak a bit about our growth in distribution. During the quarter, we opened more doors that carry Ironclad products. We are now, in approximately 7,000 doors across the US compared to 6,000 doors at the end of 2005. Our relationship with Big Box hardware retailers and hardware co-ops remain strong. Of the approximate 3,600 home center doors, 546 of them currently carry a selection of Ironclad products.

Menard's, the first Big Box retailer to carry Ironclad products started in 2005, carries our gloves in 160 doors of the Great Lakes region. In 2006, we increased penetration of the Big Box retailers by shipping to Lowe's. Ironclad gloves were successfully tested in 330


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stores with a range of gloves -- of 96 gloves per store. Hardware co-ops such as
Ace, Do- It-Best and True Value Hardware remain important channels for us and in the second quarter, I'm pleased to report that we expanded distribution at a major hardware co-op by an additional 125 doors, approximately doubling the position of distribution with this important customer.

Within the crossover category of Action Sports, we are set to -- we sell to current high-profile retailers such as Cabelas and Sheels. Cabelas, which has been a customer since 2005 has added more gloves to their 2006 merchandise plan this summer. Distribution with these industry leaders opens opportunities at similar retailers such as REI, Sports Chalet, Bass Pro, Gander Mountain, The Sports Authority, Big 5, Academy Sports and Hibbitt Sports to name a few.

In terms of apparel, homedepot.com has been a customer since November of 2005 with apparel sold through its Web site. The potential exists to expand to in-store retail with gloves and apparel.

A key element of our growth strategy is the new working capital financing relationship we will establish shortly with Wells Fargo Century giving us working capital credit facility. We will be able to finance purchase orders, inventory, and accounts receivable, allowing us to fulfill larger orders. This is critical as we continue to establish relationships with larger retailers who demand this financing capacity from their suppliers.

We are also building our sales department. We were already pros at selling our glove lines and recently began interviewing sales people from within the performance apparel industry to further specialize our sales team.

And, our sales team has been very busy. In fact over the last weekend we attended the outdoor retailers show in Utah where the major sporting goods retailers such as Cabelas and Big 5 and Bass Pro shops do their shopping. We also met with police and military organizations at the show. At trade shows like these, we continue to stand out with our distinctive yellow and black displays showcasing our expansive glove line and performance apparel. We expect to do a number of -- more shows in this venue coming up later on during the year.

I also think it is important to inform our investors that providing quality products to our end user remains a priority for Ironclad. We listen closely to the people wearing our task specific glove and technical work apparel. With every glove sold we include a user response card where we gather valuable customer contact information and feedback. We have an amazing 2% response rate nationwide and now maintain a database of more than 20,000 unique profiles complete with a customer wish-list.

We hear how people rely on our gloves. They buy several pairs at a time for different uses. They trust that Ironclad gloves will be job specific designed with technical fabric that provides dexterity, breathability, protection, and comfort. This is the real power of


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the Ironclad  brand that becomes  apparent.  Trust in the Ironclad  brand,  many people request apparel for either their job site or their active lifestyle. This is the crossover that we're planning for and tapping into. High performance work wear apparel using technical fabrics that last longer, breathe better, regulate body temperature, decrease odor, hold sweat off your skin and block the sun's rays.

We also know that approximately 17% of the people using our products enjoy motor sports, and even more enjoy extreme sports. Remaining true to our customer base we want Ironclad to be seen where they are. To achieve this we sponsor several high profile events including Indie car racing series, Andretti Green, Paul Menard and the NASCAR series and a great number of other racing venues. Subsequent to the close of the quarter, [Greg Tracy] represented Team Ironclad, participating in the ESPN X Games 12 at the Home Depot Center in the Greater Los Angeles area.

Through our motor sports sponsorships our distinctive yellow and black logo is seen on race cars and motorcycles, team uniforms, pit equipment, our gloves and performance apparel are worn by pit crews, mechanics, camera crews and professional drivers.

Now, touching on the last piece of our growth strategy, international market expansion. In 2005, we shipped our first international orders to Australia and Japan. Our next target markets are Canada and the UK. We are currently in discussion with distribution in Canada and look forward to announcing news there in the second half of 2006.

I would now like to turn it over to Tom Walsh, our CFO, who will take you through a more detailed look at our financials for the quarter. Tom?

Tom Walsh: Thank you, Ed.

Before reviewing the financial details in detail, I would like reiterate Ed's comments about building for the future. As highlighted in our earnings release, our financial results for the quarter reflect the added expenses of building the Ironclad brand and positioning the company for future growth, in addition to public company costs, employee stock option expense and warrant costs related to our capital raise.

Now, I'll go through the results.

Net sales increased 9.9% in the second quarter to $1.54 million, compared to net sales of $1.4 million in the second quarter of 2005. Net sales for the six months to June 30, 2006, increased 9.4% to $3.33 million, compared to $3.04 million in the corresponding period in 2005.

Second quarter net loss increased to $3.5 million, compared to $190,000 in the same period of 2005. Included in the second quarter net loss are $2.71 million of costs related to warrants issued in connection with financing activities and $218,000 related to employee stock option expense.


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Net  loss in the  first  six  months  of the year to June 30,  2006,  was  $4.09 million, compared to a loss of $323,000 for the corresponding period in 2005. This includes $2.71 million of costs related to warrants issued in connection with financing activities and $246,000 related to employee stock option expense.

Basic net loss per share for the second quarter was $0.15 on weighted average common shares outstanding of 24,080,000, compared to a $0.01 net loss per share on weighted average common shares outstanding of 15,483,000 in the second quarter of 2005.

Basic net loss per share for the first six months of 2006 was $0.20 per share on 19,973,000 weighted average common shares outstanding, and a net loss of $0.02 per share in the same period of 2005 on 15,450,000 weighted average common shares.

Gross margin was 37.8%, compared to 49% in the second quarter of 2005, and 38.7% for the first half of the year, compared to 49.3% for the first half of 2005. Gross margin was primarily impacted by a higher proportion of sales and lower margin products, aggressive sales promotional programs with new and existing customers, the start-up of the apparel business and reduced pricing on the core lines. Sales to home centers are generally a different assortment of lower priced products than normally sold to other customers. This was partially offset by reduced product costs due to better pricing from manufacturers.

Total operating expenses increased approximately 59.2% and 44.2% in the second quarter and the first six months of the year, compared to the same period in 2005. As a percentage of net sales total operating expenses were 89% in the second quarter of 2005 compared to 61.5% in the second quarter of 2005. The increase was primarily due to costs associated with implementing brand development initiatives, attendance at additional tradeshows, launch of the apparel line, public company costs and employee stock option expense.

Turning to our balance sheet, during the six months June 30, 2006, the company issued stock and completed the merger and associated financing, raising $507,000 and $6.04 million respectively. A portion of the proceeds were used to pay off net borrowing under an asset-based credit facility as well as retiring existing notes payable. As a result the company's cash balance at June 30, 2006 was approximately $3.2 million.

In the first six months of 2006 the company issued a number of warrants in connection with financing activities. Certain of these warrants were classified as liabilities in accordance with SFAS 133 and EITF 00-19. The fair value of the warrant liability at June 30, 2006, was approximately $8.3 million. When the terms of the warrants regarding registration of the underlying common stock that result in liability accounting are satisfied, the fair value of the warrants will be reclassified into stockholders' equity.

In conclusion I'd like to talk about our outlook for the remainder of the year.

As many of you are aware from our road show in April, our business is seasonal with 55% to 60% of glove sales occurring in the third and fourth quarters. As Ed mentioned,


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earlier, we have seen growth in sales through new distribution  channels as well as higher sales in existing channels. As such we expect significant growth in the second half resulting in annual net sales for 2006 in the range of $9.1 million to $9.6 million. This represents an increase of 26% to 33% over annual net sales of $7.2 million in 2005.

Now, I'll turn the call back over to Ed for some closing remarks.

Ed Jaeger: Thank you, Tom. I'm very excited about progress for growth in the future. The construction and the industrial service market is 32 million worker strong and expected to grow 15% from 2005 to 2012. $55 billion is spent annually on sports apparel and athletic footwear in the US. We believe that our dedication to quality, durability and our focus to our clients needs has created a high level of brand loyalty and has solidified substantial brand equity. As the leader in the industrial performance work wear segment, we believe that Ironclad is well positioned to leverage our leadership position in the construction, industrial, action sport market and military service market with both our glove and apparel lines.

With our financing now in place, and a new line of credit ready for implementation, and our talented staff, we are well-positioned for continued success. In the second half of 2006, we expect to announce further expansion of distribution in existing as well as new channels of distribution for our products. I look forward to updating you all on our progress.

With that, I want to turn the call over to the operator so that you can ask as many of your questions as you like.


+++ q-and-a
Operator: Thank you, sir.

[OPERATOR INSTRUCTIONS].

And we will go first to [Steve Hanks] who is a private investor.

Steve Hanks: How are you doing, Ed and everybody else? Just had a few questions for you here about going forward into 2007 since 2006 is almost over. You said, you expect to get some new retail commitments from new customers as well as existing customers going into 2007. How about estimates for revenue and/or profitability going forward? Are we too new in the game to be able to put out any kind of numbers for 2007, expectations?

Ed Jaeger: Yes, we are too new in the game to do that right now.

Steve Hanks: Okay so the other way to get some kind of estimates and value your stock would be to have someone put out a research report with their estimates such as Breen Murray who helped bring you public. I would think they have a research arm. Is there


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any plans for them do you know or if  they're  on the call they can  answer it I guess to actually assign an analyst and who could put out a research report with some estimates in it. Is there any plans in doing that that you know of?

Ed Jaeger: At the moment, there aren't any plans but Derek from -- Derek Woodworth from Brean Murray is on the line and we can talk to him about that later today.

Steve Hanks: Okay, because obviously your stock this is the third day in a row it hasn't even opened. Okay? So obviously we need some kind of exposure both from their end putting out any kind of research estimates, research report with estimates and maybe road shows from your IR firm. That's the second part of my question, what's the plan going forward for the IR firm? Are they going to take a proactive or reactive approach to try to get your stock well-known throughout the investment community?

Tom Walsh: This is Tom Walsh. We just recently hired as we noted in our press release ICR who was hosting this call with us. And ICR is a well-known firm in investor relations in our space, which is the apparel and footwear space, and we're beginning, working with them on a program. Obviously, part of that program includes this call today so that we can communicate with investors, and we intend to continue to work with them on a program to keep investors informed of the progress at Ironclad and what the future for Ironclad holds.

Operator: And we'll take our next question from [Kevin Hinyub] as a private investor.

Kevin  Hinyub:  Good  morning,   gentlemen.  My  question  is  with  regards  to
advertising of the brand and getting exposure enabled to launch your expansion into apparel. Can you speak a bit to that?

Ed Jaeger: We're not joined this morning with our VP of Sales, Ken Pachl, but there is a plan in place for advertising and marketing for our apparel in both the action sports world as well as our industrial and construction world.

Kevin Hinyub: Okay are there magazines or publications that you'll focus that effort on?

Ed Jaeger: In our current markets there are, and we have several different ads that are going out and scheduled for the balance of the year and on into '07. The new channels are due to distribution. We have not put anything in place yet into our action sports channel other than doing trade shows at the moment and we just came from one trade show in particular, the Outdoor Retailer Show this last week in Utah. But that is a plan going forward.

Kevin Hinyub: Perfect, thank you very much.

Operator:

[OPERATOR INSTRUCTIONS]


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And we'll return to Steve Hanks, private investor.

Steve Hanks: Yes, how are you doing? Once again I wanted to ask one further question. You just mentioned the trade show you went to. As far as I can tell, as far as press releases were concerned, we didn't see anything mentioning that you were going to be at these various trade shows. We saw your Heatworx glove press release and we saw about the investor relations firm then the earnings.

So as far as going forward, are we going to have a more proactive press release program, where we can actually get some news out on the wires, just go to your website to try to find some news about what the company is up to, where they're going to be appearing to promote the product and things like that just to get your name out there and circulating in the investment community for it's tough for people to go to your website and find things out if they don't even know your company exists.

So, we need to get a little more exposure, I would think, for investors and by way of putting things out in the news releases and things like that, things that bigger companies might not put out because they're already well established like a under armor say, would be helpful to you guys as a smaller company that's relatively under-known versus the bigger companies. So what's your opinion about that?

Tom Walsh: This is Tom Walsh again. We will continue to consult with our investor relation firm ICR and based on that consultation determine which news items should be released as press releases. Obviously, our interest is to make sure that the investment community is informed of what is going on with Ironclad and keep them aware of that. So, we will continuously review those types of items with ICR, and where appropriate we will certainly issue a press release.

Operator: And we'll take our next question from Charles Carnegie with Context Capital Management.

Charles Carnegie: Hi guys. How are you?

Ed Jaeger: Hi Charles.

Charles Carnegie: I was just hoping you could break out the gross margin this quarter between the gloves and apparel?

Tom Walsh: We don't have that level of detail available to us, Charles, for this call.

Charles Carnegie: Okay fine. And then you also you mentioned that you were looking into hiring additional sales people for the apparel business. Do you know how many employees -- I believe based on your release yesterday that you currently employ 22. Are you targeting more than that and do you have a specific number in mind?


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Ed Jaeger:  Well,  I couldn't  tell you the specific  number.  But if we get the right person it can be one or two more people to the group to expand the apparel nationally. One person in particular that we've been interviewing through an executive search firm who is very well versed from a competitive company. He's left that company and is now seeking employment elsewhere and he was there for ten years. We believe that, if we could, make a deal with him and hire him he could be maybe the one person to take us very far into the apparel sales category. It all boils down to people but we believe we have a good candidate so far.

Charles Carnegie: Okay great, thanks.

Ed Jaeger: Thank you.

Operator:

[OPERATOR INSTRUCTIONS]

And we'll go to [Steve Lazuka], a private investor.

Steve Lazuka: Hey guys.

Ed Jaeger: Hi, Steve.

Steve Lazuka: Hey, can you guys talk a bit about the upside potential in terms of distribution? I mean you're already in like Home Depot and Lowe's and Ace, how much room is there really left to grow?

Ed Jaeger: Well as an example Ace has 3,000 stores with a Discovery program implementation from headquarters. We are only in a handful of those stores so the potential to grow -- Discovery by the way for a description of it is where they actually sell clothing at a store -- at a retail store. And we are expecting massive growth or potential growth with Ace just because they've already started an implementation for our clothing. That's for the Ace's and the True Value's and the Do It Best's of the world. There are 10,000 True Value's in the country. So our penetration is just started and we're the exclusive glove in their headquarters, in their warehouse.

You mention Home Depot, we only sell to Home Depot online right now, and we only sell them our apparel. This is the first time they've ever sold apparel either online or in their stores. So the potential exists for us to get into their -- close to 2,000 locations with both our gloves and our apparel, and we've taken more than meeting in person with Home Depot. The same exists for Lowe's. Because of our successful sales through at Lowe's there has been conversation and news to be released potentially on what's next with Lowe's.

Steve Lazuka: Have the results been good so far with Home Depot.


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Ed Jaeger:  Well the results with Home Depot have been steady. We didn't think--
they didn't think that they were going to light the world on fire by selling our clothes online but they have been quite surprised and they've placed subsequent orders several times. So they're pleased and we're pleased with what's happening at Home Depot. As in anything we're creating a relationship, so the buyer takes our calls and she calls us and we've got a good relationship with them.

Yes, again, just as a reminder again, we're only in some 550 doors out of a potential 3,600 doors when it comes to the Big Box retailers. That's staying away from the co-ops. So the Big Box are Home Depot, Lowe's and Menards. And we have Menards covered front to back. We have a very good relationship with Menards and with John Menard in particular, the owner of the company.

Operator: And this does conclude today's question-and-answer session. I'd like to turn the conference back for any closing or additional comments.

This does conclude today's conference. We do thank you for your participation. You may disconnect at this time.

Ed Jaeger: Thank you, Tony.


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